Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-58542 on Form N-1A of our reports dated July 13, 2026, relating to the financial statements and financial highlights of Fidelity Agricultural Productivity Fund, Fidelity Water Sustainability Fund, Fidelity Climate Action Fund, and Fidelity Sustainable U.S. Equity Fund, appearing on Form N-CSR of Fidelity Summer Street Trust for the year ended May 31, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 22, 2026